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Constellation Brands Reports Q1 Fiscal 2009 Results;
Company Reaffirms Full-Year Guidance

FAIRPORT, N.Y., July 1, 2008 - Constellation Brands, Inc. (NYSE: STZ, ASX: CBR), a leading international producer and marketer of beverage alcohol, today reported diluted earnings per share (“EPS”) on a reported basis of $0.20 for the quarter ended May 31, 2008 (“first quarter 2009”), compared with $0.13 for the prior year first quarter. First quarter 2009 diluted EPS on a comparable basis, which excludes acquisition-related integration costs, restructuring charges and unusual items, totaled $0.34 versus $0.21 for the prior year.

“Our first quarter results represent a solid start for the year and we are on track to achieve our fiscal 2009 strategic business objectives,” stated Rob Sands, Constellation Brands president and chief executive officer. “Efforts throughout fiscal 2008 set the stage for fiscal 2009, and milestones such as the recently announced sale of certain U.S. wine assets, underscore our focus on reducing borrowings, streamlining our portfolio and improving operational efficiency while enhancing our financial performance.”

Sands also noted the company’s first quarter results reflect strong comparable basis margin expansion as the company implemented price increases in domestic and international markets and benefitted from favorable product mix shift by adding the higher-margin Clos du Bois and Wild Horse wine brands, while disposing of the lower-margin Almaden and Inglenook wines. In addition, the overlap of the U.S. distributor wine inventory reduction initiative provided additional operating leverage.

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First Quarter 2009 Net Sales Highlights*
(in millions)

		Reported			Organic
	Net Sales	Change	Constant Currency Change	Net Sales	Change	Constant Currency Change
Consolidated	$932	3%	1%	$884	16%	13%
Branded Wine	$766	24%	20%	$718	19%	15%
Spirits	$106	9%	9%	$106	9%	9%

First Quarter 2009 Profit Highlights*
(in millions, except per share data)

	Reported	Change	Comparable	Change
Operating income	$91	33%	$131	60%
Equity in earnings of equity method investees**	$72	-5%	$72	-5%
Earnings before interest and taxes (EBIT)	-	-	$203	28%
Operating margin	9.7%	210 bps	14.1%	500 bps
Net income	$45	50%	$74	52%
Diluted EPS	$0.20	54%	$0.34	62%

*  Definitions of reported, comparable, organic and constant currency, as well as reconciliations of non-GAAP financial measures, are contained elsewhere in this news release.
** Hereafter referred to as “equity earnings.”

Net Sales Commentary
The reported consolidated net sales increase of three percent primarily reflects branded wine growth, including the net benefit of the Beam Wine Estates (“BWE”) acquisition and the sale of the Almaden and Inglenook brands, and favorable foreign currency, partially offset by the impact of reporting the Matthew Clark wholesale business joint venture under the equity method. Organic net sales increased 13 percent on a constant currency basis.

Branded wine organic net sales on a constant currency basis increased 15 percent. For North America, branded wine organic net sales on a constant currency basis increased 28 percent. The company overlapped its initiative to reduce distributor wine inventory levels in the U.S., which negatively impacted net sales in the first and second quarters of fiscal 2008. In addition, Canada delivered solid growth for first quarter 2009.

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“Our North America wine business turned in a strong performance. In the U.S., Robert Mondavi wines, Kim Crawford, Simi, Estancia and Franciscan all registered double-digit market growth for the first quarter,” said Sands. “In Canada, brands from our premium Canadian portfolio performed well, including Jackson-Triggs, Sawmill Creek and Naked Grape, with Kim Crawford and Robert Mondavi also posting solid results.” Additionally, Clos du Bois and Wild Horse were fully assimilated into our portfolio and we anticipate future growth for both brands.”

Branded wine organic net sales on a constant currency basis for Europe and Australia/New Zealand decreased six percent and three percent, respectively. Internationally, the company has implemented price increases that have impacted volume growth but have enhanced overall margins and profitability.

Total spirits net sales increased 9 percent for the quarter, primarily due to strong growth of the SVEDKA Vodka brand.

“SVEDKA turned in another stellar quarter of growth, and other spirits brands including Black Velvet, Effen, Ridgemont Reserve 1792, Caravella and Meukow also performed very well,” stated Sands. “In particular, we are very pleased with the apparent impact from SVEDKA’s ‘Join the Party’ election year marketing campaign, which seems to be generating substantial incremental consumer excitement about the brand.”

Operating Income, Net Income, Diluted EPS Commentary

Wines segment operating income increased $58 million versus the prior year quarter. This increase was primarily due to higher net sales in North America as the company overlapped its initiative to reduce distributor wine inventories in the U.S., contribution from the BWE brands, and profit improvement in the company’s international business. Spirits segment operating income decreased $5 million primarily due to higher investment behind premium brands, a planned increase in marketing and promotional activities, and higher raw material costs.

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Constellation’s equity earnings from its 50 percent interest in the Crown Imports joint venture totaled $70 million compared to $73 million in the prior year first quarter. For first quarter 2009, Crown Imports generated net sales of $673 million, an increase of two percent, and operating income of $139 million, a decrease of five percent. The decrease in operating income was driven by the year-over-year timing of marketing activities and a fixed contractual cost increase for product purchases from Grupo Modelo.

For first quarter 2009, pre-tax acquisition-related integration costs, restructuring charges and unusual items totaled $41 million compared to $14 million for the prior year quarter.

Interest expense increased nine percent to $87 million for first quarter 2009, primarily due to the financing of the BWE acquisition.

Summary

“We remain confident about our ability to achieve Constellation’s EPS and free cash flow goals for the remainder of the fiscal year while improving return on invested capital,” said Sands. “Our ongoing efforts to effectively and efficiently adapt to the ever-changing market and economic dynamics in key markets around the world have better positioned us to deliver our long-term objectives.”

Outlook

The table below sets forth management’s current diluted earnings per share expectations for fiscal year 2009 compared to fiscal year 2008 actual results, both on a reported basis and a comparable basis.

Constellation Brands Fiscal Year 2009
Diluted Earnings Per Share Outlook

	Reported Basis		Comparable Basis
	FY09 Estimate	FY08 Actual	FY09 Estimate	FY08 Actual
Fiscal Year Ending Feb. 28 or Feb. 29	$1.38 - $1.46	($2.83)	$1.68 - $1.76	$1.44

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Full-year fiscal 2009 guidance includes the following current assumptions:
•
Net sales: high single-digit growth in organic net sales combined with the incremental benefit from the BWE acquisition, impact of reporting the joint venture for the Matthew Clark wholesale business under the equity method, and divestiture of the Almaden and Inglenook brands, are expected to result in reported net sales increasing mid single-digits from net sales for fiscal 2008

•	Interest expense: approximately $335 - $345 million
•	Tax rate: approximately 37 percent
•	Weighted average diluted shares outstanding: approximately 222 million
•	Free cash flow: $310 - $340 million

Conference Call

A conference call to discuss first quarter 2009 results and fiscal 2009 outlook will be hosted by President and Chief Executive Officer Rob Sands and Executive Vice President and Chief Financial Officer Bob Ryder on Tuesday, July 1, 2008 at 10:00 a.m. (eastern). The conference call can be accessed by dialing +973-935-8505 beginning 10 minutes prior to the start of the call. A live listen-only webcast of the conference call, together with a copy of this news release (including the attachments) and other financial information that may be discussed in the call will be available on the Internet at Constellation’s Web site: www.cbrands.com under “Investors,” prior to the call.

Explanations

Reported basis (“reported”) operating income, equity in earnings of equity method investees, net income and diluted earnings per share are as reported under generally accepted accounting principles. Operating income, equity in earnings of equity method investees, net income and diluted earnings per share on a comparable basis (“comparable”), exclude acquisition-related integration costs, restructuring charges and unusual items. The company’s measure of segment profitability excludes acquisition-related integration costs, restructuring charges and unusual items, which is consistent with the measure used by management to evaluate results.

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The company discusses additional non-GAAP measures in this news release, including constant currency net sales, organic net sales, comparable basis EBIT and free cash flow.

Tables reconciling non-GAAP measures, together with definitions of these measures and the reasons management uses these measures, are included in this news release.

About Constellation Brands

Constellation Brands, Inc. is a leading international producer and marketer of beverage alcohol in the wine, spirits and imported beer categories, with significant market presence in the U.S., Canada, U.K., Australia and New Zealand. Based in Fairport, N.Y., the company has more than 250 brands, sales in about 150 countries and operates more than 60 facilities worldwide. It is also the largest wine producer in the world and an S&P 500 Index and Fortune 500® company. Major brands in the company’s portfolio include Corona, Black Velvet, SVEDKA Vodka, Robert Mondavi, Clos du Bois, Ravenswood, Blackstone, Hardys, Banrock Station, Nobilo, Kim Crawford, Inniskillin, Jackson-Triggs and Arbor Mist. To learn more about the company and its products, visit Constellation’s Web site at www.cbrands.com.

Forward-Looking Statements

The statements made under the heading Outlook, as well as all other statements set forth in this news release which are not historical facts regarding Constellation’s business strategy, future operations, financial position, estimated revenues, projected costs, prospects, plans and objectives of management, or information concerning expected actions of third parties, are forward-looking statements (collectively, the “Projections”) that involve risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by the Projections.

During the current quarter, Constellation may reiterate the Projections. Prior to the start of the company's quiet period, which will begin at the close of business on August 22, 2008, the public can continue to rely on the Projections as still being Constellation's current expectations on the matters covered, unless Constellation publishes a notice stating otherwise. During Constellation’s “quiet period” the Projections should not be considered to constitute the company's expectations and should be considered historical, speaking as of prior to the quiet period only and not subject to update by the company.

The Projections are based on management's current expectations and, unless otherwise noted, do not take into account the impact of any future acquisition, merger or any other business combination, divestiture, restructuring or other strategic business realignments, or financing that may be completed after the date of this release. The Projections should not be construed in any manner as a guarantee that such results will in fact occur.

In addition to the risks and uncertainties of ordinary business operations, the Projections of the company contained in this news release are subject to a number of risks and uncertainties, including:

•	successful integration of acquired businesses, realization of expected synergies and completion of various portfolio actions;
•	achievement of all expected cost savings from the company’s various restructuring plans and realization of expected asset sale proceeds;
•	accuracy of the bases for forecasts relating to joint ventures and associated costs and capital investment requirements;
•
final management determinations and independent appraisals may vary materially from current management estimates of the fair value of assets acquired and liabilities assumed in the company’s acquisitions and from estimates of goodwill and intangible asset impairment charges;

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•
restructuring and related charges, acquisition-related integration costs and purchase accounting adjustments associated with integration and restructuring plans may vary materially from management's current estimates due to variations in one or more of anticipated headcount reductions, contract terminations, costs or timing of plan implementation;

•	raw material supply, production or shipment difficulties could adversely affect the company's ability to supply its customers;
•	increased competitive activities in the form of pricing, advertising and promotions could adversely impact consumer demand for the company's products and/or result in higher than expected expenses;
•	general economic, geo-political and regulatory conditions or unanticipated environmental liabilities and costs;
•	changes to accounting rules and tax laws, and other factors which could impact the company’s reported financial position or effective tax rate;
•	changes in interest rates and the inherent unpredictability of currency fluctuations, commodity prices and raw material costs; and
•
other factors and uncertainties disclosed in the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended Feb. 29, 2008, which could cause actual future performance to differ from current expectations.

# # #

Constellation Brands, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	May 31, 2008	February 29, 2008
Assets

Current Assets:
Cash and cash investments	$25.2	$20.5
Accounts receivable, net	791.1	731.6
Inventories	2,270.7	2,179.5
Prepaid expenses and other	238.4	267.4

Total current assets	3,325.4	3,199.0

Property, plant and equipment, net	2,010.3	2,035.0
Goodwill	3,127.8	3,123.9
Intangible assets, net	1,171.5	1,190.0
Other assets, net	521.3	504.9

Total assets	$10,156.3	$10,052.8

Liabilities and Stockholders' Equity

Current Liabilities:
Notes payable to banks	$464.9	$379.5
Current maturities of long-term debt	252.9	229.3
Accounts payable	370.0	349.4
Accrued excise taxes	80.6	62.4
Other accrued expenses and liabilities	617.9	697.7

Total current liabilities	1,786.3	1,718.3

Long-term debt, less current maturities	4,575.1	4,648.7
Deferred income taxes	540.8	535.8
Other liabilities	374.0	384.1

Total liabilities	7,276.2	7,286.9

Total stockholders' equity	2,880.1	2,765.9

Total liabilities and stockholders' equity	$10,156.3	$10,052.8

Constellation Brands, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)

	Three Months Ended
	May 31, 2008	May 31, 2007

Sales	$1,212.0	$1,175.4
Excise taxes	(280.2)	(274.2)
Net sales	931.8	901.2

Cost of product sold	(602.8)	(633.0)
Gross profit	329.0	268.2

Selling, general and administrative expenses	(233.5)	(197.6)
Acquisition-related integration costs	(4.3)	(2.0)
Restructuring charges	(0.5)	(0.4)
Operating income	90.7	68.2

Equity in earnings of equity method investees	72.1	75.8
Interest expense, net	(86.6)	(79.7)
Income before income taxes	76.2	64.3

Provision for income taxes	(31.6)	(34.5)
Net income	$44.6	$29.8

Earnings Per Common Share:
Basic - Class A Common Stock	$0.21	$0.13
Basic - Class B Common Stock	$0.19	$0.12

Diluted - Class A Common Stock	$0.20	$0.13
Diluted - Class B Common Stock	$0.19	$0.12

Weighted Average Common Shares Outstanding:
Basic - Class A Common Stock	192.792	205.636
Basic - Class B Common Stock	23.769	23.824

Diluted - Class A Common Stock	219.186	233.439
Diluted - Class B Common Stock	23.769	23.824

Constellation Brands, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Three Months Ended
	May 31, 2008	May 31, 2007
Cash Flows From Operating Activities
Net income	$44.6	$29.8
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation of property, plant and equipment	41.2	36.1
Loss on businesses sold or held for sale	16.0	6.3
Stock-based compensation expense	10.8	9.4
Deferred tax provision	3.2	3.6
Amortization of intangible and other assets	3.0	2.6
Loss on disposal or impairment of long-lived assets, net	0.1	0.8
Equity in earnings of equity method investees, net of distributed earnings	(23.0)	(46.6)
Change in operating assets and liabilities, net of effects from purchases and sales of businesses:
Accounts receivable, net	(53.1)	(38.9)
Inventories	(69.0)	(28.0)
Prepaid expenses and other current assets	6.8	(4.7)
Accounts payable	14.4	(23.1)
Accrued excise taxes	18.3	1.9
Other accrued expenses and liabilities	(58.7)	(17.6)
Other, net	12.7	(17.7)
Total adjustments	(77.3)	(115.9)
Net cash used in operating activities	(32.7)	(86.1)

Cash Flows From Investing Activities
Purchases of property, plant and equipment	(22.2)	(17.7)
Purchase of business, net of cash acquired	(2.1)	(385.5)
Proceeds from sales of assets	0.8	1.8
Payment of accrued earn-out amount	-	(2.9)
Proceeds from formation of joint venture	-	185.6
Proceeds from sales of businesses	-	3.0
Other investing activities	7.8	-
Net cash used in investing activities	(15.7)	(215.7)

Cash Flows From Financing Activities
Net proceeds from notes payable	85.8	89.9
Exercise of employee stock options	12.1	7.0
Excess tax benefits from stock-based payment awards	4.7	5.0
Principal payments of long-term debt	(49.5)	(9.0)
Proceeds from issuance of long-term debt	-	716.1
Purchases of treasury stock	-	(500.0)
Payment of financing costs of long-term debt	-	(5.3)
Net cash provided by financing activities	53.1	303.7

Effect of exchange rate changes on cash and cash investments	-	(1.9)

Net increase in cash and cash equivalents	4.7	-
Cash and cash investments, beginning of period	20.5	33.5
Cash and cash investments, end of period	$25.2	$33.5

Constellation Brands, Inc. and Subsidiaries
SEGMENT INFORMATION
(in millions)

	Three Months Ended
	May 31, 2008	May 31, 2007	Percent Change

Segment Net Sales and Operating Income
Constellation Wines
Branded wine net sales	$765.7	$619.9	24%
Wholesale and other net sales	60.5	184.4	(67%)
Segment net sales	$826.2	$804.3	3%
Operating income	$144.5	$86.2	68%
% Net sales	17.5%	10.7%
Equity in earnings of equity method investees	$2.4	$2.6	(8%)

Constellation Spirits
Segment net sales	$105.6	$96.9	9%
Operating income	$10.8	$15.8	(32%)
% Net sales	10.2%	16.3%

Crown Imports
Segment net sales	$672.5	$658.1	2%
Operating income	$138.6	$146.3	(5%)
% Net sales	20.9%	22.2%

Consolidation and Eliminations
Segment net sales	$(672.5)	$(658.1)	2%
Operating income	$(138.6)	$(146.3)	(5%)
Equity in earnings of Crown Imports	$69.7	$73.4	(5%)

Corporate Operations and Other
Consolidated net sales	$931.8	$901.2	3%
Operating income	$(24.0)	$(19.7)	22%
% Net sales	2.6%	2.2%

Constellation Brands, Inc. and Subsidiaries
GEOGRAPHIC INFORMATION
(in millions)

	Three Months Ended				Constant Currency
	May 31,	May 31,	Percent	Currency	Percent
	2008	2007	Change	Impact	Change(3)
Geographic Net Sales (1)(2)
North America	$652.5	$506.2	29%	2%	27%
Branded wine	$530.7	$393.4	35%	3%	32%
Spirits	$105.6	$96.9	9%	-	9%
Wholesale and other	$16.2	$15.9	2%	6%	(4%)

Europe	$182.1	$302.2	(40%)	-	(40%)
Branded wine	$143.0	$143.3	-	-	(1%)
Wholesale and other	$39.1	$158.9	(75%)	-	(76%)

Australia/New Zealand	$97.2	$92.8	5%	13%	(8%)
Branded wine	$92.0	$83.2	11%	13%	(3%)
Wholesale and other	$5.2	$9.6	(46%)	6%	(52%)

	Three Months Ended						Organic Constant Currency
	May 31,	May 31,	Percent	Acquisition	Divestiture	Currency	Percent
	2008	2007	Change	Impact(4)	Impact(5)	Impact	Change(3)
Branded Wine Geographic Net Sales (1)(2)
North America	$530.7	$393.4	35%	12%	(6%)	3%	28%
Europe	143.0	143.3	-	-	6%	-	(6%)
Australia/New Zealand	92.0	83.2	11%	-	-	13%	(3%)
Consolidated branded wine net sales	$765.7	$619.9	24%	8%	(3%)	4%	15%

(1)
Refer to discussion under "Reconciliation of Reported, Organic and Constant Currency Net Sales" on following page for definition of constant currency net sales and organic constant currency net sales and reasons for use.

(2)	Net sales are attributed to countries based on the location of the selling company.

(3)	May not sum due to rounding as each item is computed independently.

(4)	Acquisition impact includes net sales of branded wine acquired in the BWE Acquisition for the period March 1, 2008, through May 31, 2008, included in the three months ended May 31, 2008.

(5)
Divestiture impact includes (i) the removal of Almaden and Inglenook branded wine net sales for the period March 1, 2007, through May 31, 2007, included in the three months ended May 31, 2007, and (ii) the add-back of U.K. branded wine net sales previously sold through the U.K. wholesale business for the period March 1, 2007, through April 16, 2007, included in the three months ended May 31, 2007.

Constellation Brands, Inc. and Subsidiaries
RECONCILIATION OF REPORTED, ORGANIC AND CONSTANT CURRENCY NET SALES
(in millions)

As the company formed its U.K. wholesale joint venture on April 17, 2007, acquired BWE on December 17, 2007, and sold its Almaden and Inglenook wine brands on February 28, 2008, organic net sales for the respective periods are defined by the Company as reported net sales plus/less net sales of U.K. wholesale, U.K. branded wine, Almaden and Inglenook branded wine, or BWE products, as appropriate. As the company acquired Svedka on March 19, 2007, organic net sales for the three months ended May 31, 2008, have not been adjusted for net sales of Svedka products during the period March 1, 2008, through March 18, 2008, as amounts are not significant. Organic net sales and percentage increase (decrease) in constant currency net sales (which excludes the impact of year over year currency exchange rate fluctuations) are provided because management uses this information in monitoring and evaluating the underlying business trends of the continuing operations of the company. In addition, the company believes this information provides investors better insight on underlying business trends and results in order to evaluate year over year financial performance.

	Three Months Ended				Constant Currency
	May 31,	May 31,	Percent	Currency	Percent
	2008	2007	Change	Impact	Change(1)
Consolidated Net Sales
Branded wine	$765.7	$619.9	24%	4%	20%
Wholesale and other	60.5	184.4	(67%)	1%	(68%)
Spirits	105.6	96.9	9%	-	9%
Consolidated reported net sales	931.8	901.2	3%	3%	1%
Less: BWE (2)	(47.5)	-
Less: U.K. wholesale, net of U.K. branded wine (3)	-	(117.1)
Less: Almaden and Inglenook branded wine net sales (4)	-	(24.1)
Consolidated organic net sales	$884.3	$760.0	16%	3%	13%

Branded Wine Net Sales
Branded wine reported net sales	$765.7	$619.9	24%	4%	20%
Less: BWE (2)	(47.5)	-
Plus: U.K. branded wine (3)	-	8.4
Less: Almaden and Inglenook branded wine net sales (4)	-	(24.1)
Branded wine organic net sales	$718.2	$604.2	19%	4%	15%

Wholesale and Other Net Sales
Wholesale and other reported net sales	$60.5	$184.4	(67%)	1%	(68%)
Less: U.K. wholesale (3)	-	(125.5)
Wholesale and other organic net sales	$60.5	$58.9	3%	3%	-

(1)	May not sum due to rounding as each item is computed independently.

(2)	For the period March 1, 2008, through May 31, 2008, included in the three months ended May 31, 2008.

(3)	For the period March 1, 2007, through April 16, 2007, included in the three months ended May 31, 2007.

(4)	For the period March 1, 2007, through May 31, 2007, included in the three months ended May 31, 2007.

Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (1)
(in millions, except per share data)

	Three Months Ended May 31, 2008

	Reported Basis (GAAP)	Inventory Step-up	Strategic Business Realignment(2)	Other	Comparable Basis (Non-GAAP)
Net Sales	$931.8				$931.8
Cost of product sold	(602.8)	6.3	4.0	0.1	(592.4)
Gross Profit	329.0	6.3	4.0	0.1	339.4
Selling, general and administrative expenses ("SG&A")	(233.5)		25.4		(208.1)
Acquisition-related integration costs	(4.3)		4.3		-
Restructuring charges	(0.5)		0.5		-
Operating Income	90.7	6.3	34.2	0.1	131.3
Equity in earnings of equity method investees	72.1				72.1
EBIT					203.4
Interest expense, net	(86.6)				(86.6)
Income Before Income Taxes	76.2	6.3	34.2	0.1	116.8
(Provision for) benefit from income taxes	(31.6)	(2.4)	(9.2)	-	(43.2)
Net Income	$44.6	$3.9	$25.0	$0.1	$73.6
Diluted Earnings Per Common Share	$0.20	$0.02	$0.11	$-	$0.34
Weighted Average Common Shares Outstanding - Diluted	219.186	219.186	219.186	219.186	219.186

Gross Margin	35.3%				36.4%
SG&A as a percent of net sales	25.1%				22.3%
Operating Margin	9.7%				14.1%
Effective Tax Rate	41.5%				37.0%

	Three Months Ended May 31, 2007

	Reported Basis (GAAP)	Inventory Step-up	Strategic Business Realignment(2)	Other	Comparable Basis (Non-GAAP)	Percent Change - Reported Basis (GAAP)	Percent Change - Comparable Basis (Non-GAAP)
Net Sales	$901.2				$901.2	3%	3%
Cost of product sold	(633.0)	2.9	2.2		(627.9)	(5%)	(6%)
Gross Profit	268.2	2.9	2.2	-	273.3	23%	24%
Selling, general and administrative expenses ("SG&A")	(197.6)		6.6		(191.0)	18%	9%
Acquisition-related integration costs	(2.0)		2.0		-	115%	N/A
Restructuring charges	(0.4)		0.4		-	25%	N/A
Operating Income	68.2	2.9	11.2	-	82.3	33%	60%
Equity in earnings of equity method investees	75.8	0.2			76.0	(5%)	(5%)
EBIT					158.3	N/A	28%
Interest expense, net	(79.7)				(79.7)	9%	9%
Income Before Income Taxes	64.3	3.1	11.2	-	78.6	19%	49%
(Provision for) benefit from income taxes	(34.5)	(1.1)	5.5	-	(30.1)	(8%)	44%
Net Income	$29.8	$2.0	$16.7	$-	$48.5	50%	52%
Diluted Earnings Per Common Share	$0.13	$0.01	$0.07	$-	$0.21	54%	62%
Weighted Average Common Shares Outstanding - Diluted	233.439	233.439	233.439	233.439	233.439

Gross Margin	29.8%				30.3%
SG&A as a percent of net sales	21.9%				21.2%
Operating Margin	7.6%				9.1%
Effective Tax Rate	53.7%				38.3%

Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (continued)
NOTES

(1)
The company reports its financial results in accordance with generally accepted accounting principles in the U.S. ("GAAP"). However, non-GAAP financial measures, as defined in the reconciliation tables above, are provided because management uses this information in evaluating the results of the continuing operations of the company and/or internal goal setting. In addition, the company believes this information provides investors better insight on underlying business trends and results in order to evaluate year over year financial performance. See the tables above for supplemental financial data and corresponding reconciliations of these non-GAAP financial measures to GAAP financial measures for the three months ended May 31, 2008, and May 31, 2007. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company's reported results prepared in accordance with GAAP. Please refer to the company's Web site at http://www.cbrands.com/CBI/investors.htm for more detailed description and further discussion of these non-GAAP financial measures.

(2)
For the three months ended May 31, 2008, strategic business realignment items primarily include (i) the loss, primarily on assets held for sale, in connection with the disposal of the Pacific Northwest wine brands (announced on June 10, 2008), of $17.3 million, net of a tax benefit of $6.1 million, and (ii) costs recognized by the company primarily in connection with its plan to streamline certain of its international operations, primarily in Australia, and its plan to streamline certain of its operations in the U.S., primarily in connection with the restructuring and integration of the operations of BWE (collectively, the "Fiscal 2008 Plan") of $5.6 million, net of a tax benefit of $2.3 million. For the three months ended May 31, 2007, strategic business realignment items include the loss on disposal in connection with the company's contribution of its U.K. wholesale business of $13.3 million, including $7.2 million additional tax expense, and costs recognized by the company primarily in connection with (i) the restructuring and integration of the operations of Vincor International Inc. (the "Vincor Plan") of $1.3 million, net of a tax benefit of $0.6 million, (ii) its plan to invest in new distribution and bottling facilities in the U.K. and to streamline certain Australian wine operations (collectively, the "Fiscal 2007 Wine Plan") of $1.1 million, net of a tax benefit of $0.5 million, and (iii) its worldwide wine reorganization, including its program to consolidate certain west coast production processes in the U.S. (collectively, the "Fiscal 2006 Plan") of $0.9 million, net of a tax benefit of $0.6 million.

Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (continued)
GUIDANCE - DILUTED EARNINGS PER SHARE AND FREE CASH FLOW
(in millions, except per share data)

Diluted Earnings Per Share Guidance	Range for the Year Ending February 28, 2009

Forecasted diluted earnings per share - reported basis (GAAP)	$1.38	$1.46
Inventory step-up	0.06	0.06
Strategic business realignment (1)	0.24	0.24
Forecasted diluted earnings per share - comparable basis (Non-GAAP) (2)	$1.68	$1.76
		Actual for the Year Ended February 29, 2008

Diluted earnings per share - reported basis (GAAP)		$(2.83)
Inventory step-up		0.03
Strategic business realignment (1)		0.31
Other (3)		3.85
Impact of anti-dilutive potential common shares (4)		0.08
Diluted earnings per share - comparable basis (Non-GAAP) (2)		$1.44

(1)
Includes $0.08, $0.08, $0.04, $0.02 and $0.01 diluted earnings per share for the year ending February 28, 2009, associated with the Fiscal 2008 Plan, the loss, primarily on assets held for sale, in connection with the disposal of the Pacific Northwest wine brands, the Fiscal 2007 Wine Plan, the Fiscal 2006 Plan and the Vincor Plan, respectively. Includes $0.12, $0.11, $0.06, $0.02, $0.01, $0.01 and ($0.02) diluted earnings per share for the year ended February 29, 2008, associated with the loss on disposal of the Almaden and Inglenook wine brands, the Fiscal 2008 Plan, the loss on disposal in connection with the company's contribution of its U.K. wholesale business to the Matthew Clark joint venture and the company's provision for income taxes in connection with the repatriation of proceeds associated with this transaction, the Fiscal 2007 Wine Plan, the Vincor Plan, the Fiscal 2006 Plan, and the realized gain on a prior asset sale, respectively.(2)

(2)	May not sum due to rounding as each item is computed independently.

(3)
Includes $3.57, $0.23, $0.07, $0.02 and ($0.05) diluted earnings per share for the year ended February 29, 2008, associated with an impairment of goodwill and intangible assets, a valuation allowance against net operating loss carryforwards in Australia, an impairment of an equity method investment, a loss on write-off of certain property, plant and equipment, and a tax benefit related to prior period stock option exercises.(2)

(4)
In accordance with the antidilution provisions of SFAS No. 128, the dilutive impact of potential common shares is excluded from the company's reported diluted earnings per share calculation for the year ended February 29, 2008. As a result of the company having net income on a comparable basis for the year ended February 29, 2008, the dilutive impact of potential common shares is included in the company's comparable diluted earnings per share calculation.

Free Cash Flow Guidance

Free cash flow, as defined in the reconciliation below, is considered a liquidity measure and is considered to provide useful information to investors about the amount of cash generated, which can then be used, after required debt service and dividend payments, for other general corporate purposes. A limitation of free cash flow is that it does not represent the total increase or decrease in the cash balance for the period. Free cash flow should be considered in addition to, not as a substitute for, or superior to, cash flow from operating activities prepared in accordance with GAAP.

	Range for the Year Ending February 28, 2009

Net cash provided by operating activities (GAAP)	$460.0	$510.0
Purchases of property, plant and equipment	(150.0)	(170.0)
Free cash flow (Non-GAAP)	$310.0	$340.0

		Actual for the Three Months Ended May 31, 2008

Net cash used in operating activities (GAAP)		$(32.7)
Purchases of property, plant and equipment		(22.2)
Free cash flow (Non-GAAP)		$(54.9)